Execution Copy

INVESTMENT SUBADVISORY AGREEMENT

THIS INVESTMENT SUBADVISORY AGREEMENT (“Agreement”) is made as of the 5th day of May, 2015, by and among American Century Investment Management, Inc. (“Advisor”), a Delaware corporation, and Perella Weinberg Partners Capital Management LP (“PWP”), a Delaware limited partnership.

WITNESSETH:

WHEREAS, Advisor is the investment advisor to the fund or funds listed on Exhibit A hereto (each the “Fund,” and collectively the “Funds”), each of which is a series of shares of American Century Capital Portfolios, Inc. (“Issuer”) and is an open-end management investment company registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, Advisor and PWP both are investment advisors registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, Issuer has engaged Advisor to serve as the investment manager for the Funds pursuant to a Management Agreement;

WHEREAS, Advisor desires to engage PWP as a subadvisor for the Funds, and PWP desires to accept such engagement;

WHEREAS, Advisor further desires to engage PWP to perform certain investment management, portfolio allocation and oversight services for the Funds, as set forth in this Agreement, and PWP desires to accept such engagement; and

WHEREAS, the Board of Directors of the Funds (the “Board”) has determined that it is advisable to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.    INVESTMENT DESCRIPTION - APPOINTMENT.

(a)     With regard to any portion of the Funds over which PWP elects to retain investment authority (i.e., that is not allocated to an Other Subadvisor (as defined below)), either as a discreet portion of a Fund to be managed in a particular manner (each such portion a “Sleeve”) or as an overlay to an entire Fund (the “Overlay,” and collectively with any Sleeve(s), the “PWP Managed Assets”), Advisor hereby appoints PWP to provide the investment advisory services described herein to the Funds in accordance with the (i) Funds’ Prospectuses and Statement of Additional Information as in effect and as amended from time to time (collectively the Funds’ “Registration Statement”), (ii) the Investment Policy Statement for each Fund as agreed to by Advisor and PWP (collectively the “IPS”); and (iii) the requirements set forth herein, subject to the oversight of the Board and oversight and direction of Advisor (the “Management Services”).

(b)    Further, Advisor hereby appoints PWP to provide the investment management evaluation and portfolio allocation services described herein to the Funds, in accordance with (i) the Registration Statement, (ii) the IPS, and (iii) the requirements set forth herein, subject to the oversight of the Board and the oversight and direction of Advisor (the “Allocation Services,” and collectively with the Management Services, the “Subadvisory Services”).

(c)    Advisor will provide PWP copies of all amendments and supplements to the Funds’ Registration Statement prior to the filing thereof with the SEC, to allow PWP a reasonable amount of time to review and comment on such documents.

(d)    In consideration for the compensation set forth below, PWP accepts the appointments and agrees to furnish the Subadvisory Services.

2.    MANAGEMENT SERVICES.

(a)    Subject to the general oversight of the Board and the general supervision, oversight and direction of Advisor, with respect to the PWP Managed Assets, PWP will (i) make investment decisions for the Funds in accordance with each Fund’s respective investment objective and policies as stated in such Fund’s Registration Statement, with the provisions of this Agreement and with such written guidelines as Advisor may from time to time provide to PWP; (ii) place purchase and sale orders on behalf of the Funds and enter such orders on behalf of the Funds under trading agreements the Advisor or Issuer has entered for use by the Funds (such as ISDAs, futures agreements, MSFTAs, and other agreements) as necessary to place such orders; and (iii) maintain such books and records with respect to the securities transactions of the Funds as are required by applicable law or regulation.

(b)    In providing the Management Services, PWP will supervise the Funds’ investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Funds’ assets. In addition, with respect to the PWP Managed Assets, PWP will furnish Issuer or Advisor whatever information, including statistical data, Issuer or Advisor may reasonably request with respect to the instruments that the Funds may hold or contemplate purchasing.

(c)    PWP will at all times comply with (i) the policies and procedures of the Funds, Issuer and Advisor of which it has received written notice, (ii) the Rules (as defined in Section 3(c) below) applicable to any Sleeve, and (iii) the Funds’ Registration Statement, the IPS, the Investment Company Act, the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws, rules and regulations (collectively with the Registration Statement, the IPS, the Investment Company Act, the Advisers Act, and the Code, the “Relevant Laws”). PWP will be given prompt notice of any material change to any policy and/or procedures of the Funds. PWP will not be responsible for complying with any such material changes of which it has not received notice.

(d)    Prior to making any trade in the Overlay, PWP shall contact Advisor with the details of the proposed trade, and will not make any such trade until Advisor approves such trade from a compliance perspective. PWP agrees that it will provide such information as reasonably requested by Advisor in order to confirm the compliance of any such trade, and that such information shall be provided in the format and via such means as reasonably requested by Advisor. PWP and Advisor agree they will work jointly to develop such trading and compliance strategies related to the Overlay as are necessary to ensure the smooth operation of the Funds. To the extent PWP receives such compliance approval from Advisor prior to placing any Overlay trade, and such trade is placed in accordance with such approval, Advisor and not PWP shall be responsible for the compliance of such trade with the Relevant Laws. PWP and Advisor will work together to establish mutually agreeable procedures and service levels necessary to avoid undue delay in placing Overlay trades.

(e)    All cash, securities and other assets of the Funds shall be held at all times by such entity or entities engaged by Issuer to be the custodian, including but not limited to prime brokers, futures commission merchants, ISDA and FX counterparties (collectively, the “Custodian”) in compliance with Section 17(f) of the Investment Company Act. PWP shall not be responsible for any custody arrangements involving any assets of the Funds or for the payment of any custodial charges or fees, nor shall PWP have possession or custody of any such assets. All payments, distributions and other transactions in cash, securities or other assets in respect of the Funds shall be made directly to or from the Custodian. Advisor shall provide, or shall direct the Custodian to provide, to PWP from time to time such reports concerning assets, receipts and disbursements with respect to the Funds as PWP may request, including daily information on cash balances available for investment, Fund shareholder activity and market value of the securities held by the Funds. PWP shall be responsible for reviewing the available investable cash balances provided by the Custodian for reasonableness prior to making allocations to Other Subadvisors (as defined in Section 3(a) below) or executing trades. In providing the Management Services, PWP also shall be responsible for trade confirmations, monitoring timely settlement of trades, and resolving custody overdrafts resulting from trading. In the event overdraft fees are incurred with respect to the PWP Managed Assets due to circumstances deemed outside the normal course of business, PWP shall be responsible for reimbursing the Funds. With respect to the PWP Managed Assets, PWP shall (i) reconcile positions from PWP’s internal records to the Custodian’s records on a daily basis, (ii) reconcile the market value from its internal records to the Custodian’s records, and (iii) provide Advisor with a monthly reconciliation report listing any material discrepancies as defined by Advisor.

(f)    Advisor acknowledges and agrees that PWP is not the Funds’ pricing agent, and is not responsible for pricing the securities held by the Funds. However, PWP shall be responsible for reviewing the prices of the PWP Managed Assets used to value the Funds for reasonableness and notifying Advisor of any need to challenge a price provided by a pricing vendor. Upon request, PWP will provide reasonable assistance to the Advisor’s valuation committee or to the Funds’ pricing agents in valuing securities held by a Fund.

(g)    At the reasonable request of Advisor, PWP will participate in educational meetings with intermediaries or others about portfolio management and investment-related matters regarding the Funds.

(h)    PWP makes no representations or warranties, express or implied, that any level of performance or investment results will be achieved by the Funds or that the Funds will perform comparably with any standard, including any other clients of PWP or any index.

(i)    PWP is responsible for ensuring that any transactions effected for the PWP Managed Assets between PWP and any Other Subadvisor (as defined in Section 3(a) below) are consistent with the requirements of the Investment Company Act and with the Funds’ policy regarding Section 17 transactions.

(j)    PWP will not advise or act for the Funds in any legal proceedings, including bankruptcies or class actions, involving securities held in the Funds or issues of those securities, unless otherwise agreed.

(k)    The Funds have claimed an exclusion from the definition of a Commodity Pool Operator pursuant to CFTC Rule 4.5 (the “CPO Exclusion”) and PWP shall not manage the PWP Managed Assets in a manner that would cause any Fund to not qualify for the CPO Exclusion unless otherwise approved by the Advisor in writing.

(l)    In connection with collateral requirements associated with transactions effected with respect to the PWP Managed Assets, Advisor’s administrative agent shall be responsible for moving subadvised assets into and out of any tri-party special custody accounts established by the Funds for bilateral trading agreements and to meet prime brokerage requirements. Advisor is responsible for establishing such tri-party special custody accounts. PWP is responsible for monitoring such collateral movement and whether adequate collateral is available for this purpose. In addition, PWP will be responsible for posting cash as initial margin and daily variation margin in compliance with Rule 17f-6 under the Investment Company Act for futures transactions in the PWP Managed Assets. Advisor’s administrative agent and not PWP is responsible for the calculation of asset coverage and segregating liquid assets on the Funds’ books for purposes of compliance with Section 18 of the Investment Company Act and the guidance and interpretation of the staff of the SEC. PWP is responsible for monitoring the Funds and accounts for eligible collateral utilizing relevant information provided by the Advisor’s administrative agent and will request the Other Subadvisors take any necessary action, within their Sleeve, in order to resolve any deficiencies as promptly as practicable under the circumstances.

3.    ALLOCATION SERVICES.

(a)    Subject to the general oversight of the Board and the general supervision, oversight and direction of Advisor, with respect to the Funds in their entirety, PWP will (i) perform investment and operational due diligence on prospective other subadvisors to the Funds, including, but not limited to, Advisor and PWP, or underlying investment options for the Funds, (collectively, “Other Subadvisors”) (where PWP is managing a Sleeve, it shall be deemed an Other Subadvisor and such assets shall be included in the PWP Managed Assets); (ii) recommend to Advisor and the Board Other Subadvisors for the Funds, and make and implement decisions regarding the allocation of the Funds’ assets to such Other Subadvisors; (iii) monitor and evaluate the performance of any Other Subadvisor selected to manage the Funds’ assets; (iv) advise and recommend to Advisor and the Board whether any Other Subadvisor to the Funds should be terminated; (v) manage the transition of assets among Other Subadvisors as necessary; and (vi) allocate available cash balance of the Funds to Other Subadvisors, direct Other Subadvisors to generate available cash for use by the Funds and monitor such available cash balances of the Funds. In either instance, PWP shall communicate the allocation of flows to Advisor’s Custodian and the Other Subadvisors daily as agreed by PWP and Advisor. In the absence of specific instructions, available cash will be allocated to a liquidity sleeve and will remain within that sleeve until PWP provides instructions for allocation to the Other Subadvisors. The allocation of the assets of a Fund among the Other Subadvisors, including PWP and/or Advisor, selected to manage that Fund’s assets will be determined by PWP subject to Section 3(d) below, in the best interests of such Fund and its shareholders.

(b)    PWP will serve as the liaison between Advisor and Other Subadvisors regarding asset allocation and other management matters, and communication with the Other Subadvisors on those topics generally will come from PWP or the agreed upon representative from the Custodian rather than from Advisor. Advisor has overall responsibility for the compliance of the Funds and the Other Subadvisors, and communication with the Other Subadvisors regarding compliance matters generally will come from Advisor. The parties further agree that the specific division of compliance responsibilities will be as agreed by PWP and Advisor from time to time.

(c)    Advisor, in collaboration with PWP, will create compliance rules for each Other Subadvisor for each Fund (the “Rules”) such that each Fund will operate in compliance with the Relevant Laws when all such Rules are implemented and followed by the Other Subadvisors. The Advisor undertakes that it will obtain representations from each Other Subadvisor that they will be responsible for pre-trade compliance with the Rules as communicated to them by Advisor. If any violation by an Other Subadvisor of such Rules results in a violation of the Relevant Laws by any Fund, such Other Subadvisor shall be responsible for the overall Fund violation and will be responsible for the correction of such error in accordance with the Advisor’s and the relevant Fund’s error correction policies. PWP represents that when it is acting as an Other Subadvisor for a Sleeve that it will be responsible for pre-trade compliance with the Rules as communicated to it by Advisor.

(d)    PWP will not make any change in the allocation of a Fund’s assets among Other Subadvisors without approval from Advisor’s compliance team. PWP agrees that it will provide such information in such manner and via such means as reasonably requested by Advisor. PWP and Advisor agree they will work jointly to develop such allocation and compliance strategies as are necessary to ensure the smooth operation of the Funds. PWP and Advisor will work together to establish mutually agreeable procedures and service levels necessary to avoid undue delay in the provision of the allocation services by PWP.

(e)    PWP will furnish to Advisor or Issuer, as reasonably requested, information regarding the results of its due diligence and information regarding its ongoing monitoring and evaluation of the Other Subadvisors selected to manage the Funds.

4.    BROKERAGE.

(a)    In placing transaction orders for the PWP Managed Assets and selecting brokers or dealers for the execution of Fund transactions, PWP will seek to obtain best execution and shall execute or direct the execution of all such transactions as permitted by law and in a manner that is consistent with its fiduciary obligations to the Funds and its other clients. In assessing best execution for any such transaction, PWP will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Consistent with this obligation and Advisor’s policies, when best execution may be obtained from two or more brokers or dealers, PWP may, at its discretion and consistent with the provisions of Section 28(e) of the Securities Exchange Act of 1934, execute transactions with brokers and dealers who provide PWP with research and other services, but in all instances best execution shall control. PWP is authorized to place purchase and sale orders for the PWP Managed Assets with brokers and/or dealers subject to the supervision of Advisor and the oversight of the Board and in accordance with the limitations set forth in the Registration Statement and the IPS.

(b)    On occasions when PWP deems the purchase or sale of a security with respect to the PWP Managed Assets to be in the best interest of a Fund as well as one or more of its other clients, PWP may to the extent permitted by applicable law, but shall not be obligated to, aggregate orders to purchase or sell the securities or other investments with those of orders for its other clients. In such event, allocation of the securities or other investments so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by PWP in a manner it considers to be equitable and consistent with its fiduciary obligations to Issuer and to such other clients and with the Advisor’s and Issuer’s policies. Advisor recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for a Fund.

(c)    PWP hereby agrees to advise Advisor and the Board, when requested, as to all payments of brokerage fees and commissions and as to its brokerage policies and practices generally.

5.    GENERAL PROVISIONS RELATED TO SUBADVISORY SERVICES.

(a)    PWP will keep Issuer and Advisor informed of material developments affecting the Funds and will take the initiative to furnish Issuer and Advisor on at least a quarterly basis with whatever information PWP and Advisor believe is appropriate for this purpose.

(b)    PWP will use best efforts to provide Issuer and Advisor with such factual information regarding PWP and its personnel, investment records, portfolio holdings, portfolio composition and characteristics reporting, performance reporting including attribution level reporting, statistical data, and other information as Issuer and Advisor reasonably request for the preparation of the Funds’ Registration Statement, periodic and other reports and other documents required by federal and state laws and regulations, and particularly as may be required for the periodic review, renewal, amendment or termination of this Agreement, and such additional documents and information as Issuer and Advisor may reasonably request for the management of the affairs of the Funds and/or Advisor. PWP understands that the Funds and Advisor will rely on such information in the preparation of the Registration Statement, the Funds’ financial statements, and any other such reports.

(c)     PWP shall furnish the Board such periodic, regular and special reports with respect to the Funds and its services hereunder as the Board or Advisor may reasonably request or as may be required by applicable law or regulation. In addition, upon reasonable notice from the Board or Advisor, a representative of PWP shall attend meetings of the Board to make presentations on the Funds’ performance, the performance of the Other Subadvisors, and such other matters relating to PWP, the Subadvisory Services and the Funds as the Board, PWP and Advisor believe is appropriate.

(d)    PWP shall furnish to regulatory authorities any information or reports in connection with the Subadvisory Services as may be lawfully requested, provided, however, that PWP shall not be responsible for the preparation and filing of any other reports or statements (including, without limitation, any tax returns or financial statements) required of the Funds by any governmental or regulatory agency, except as expressly agreed to by PWP in writing.

(e)    PWP shall, at Issuer’s or Advisor’s request, certify to Issuer’s independent auditors that sales or purchases aggregated with those of other clients of PWP, as described in Section 4 above, were allocated in a manner it considers to be equitable.

(f)    PWP shall maintain books and records with respect to the Subadvisory Services hereunder in accordance with applicable federal and state law. Further, in compliance with the requirements of the Investment Company Act, PWP hereby agrees that all records that it maintains for the Funds are the property of Issuer and further agrees to surrender to Issuer promptly upon Issuer’s written request any of such records but shall be entitled to retain copies thereof as long as they are maintained and deleted in accordance with PWP’s records management policy. In addition, PWP agrees to cooperate with Issuer and Advisor when either of them is being examined by any regulatory authorities, and specifically agrees to promptly comply with any request by such authorities to provide information or records. PWP further agrees to preserve for the periods of time prescribed by the Investment Company Act and the Advisers Act the records it maintains in accordance with Section 2(a)(iv).

(g)    Advisor will vote the Funds’ investment securities in accordance with its proxy voting policies and procedures. PWP shall not be responsible for voting such securities, but upon reasonable request by Advisor will assist Advisor in determining how securities shall be voted.

(h)    In connection with the purchase and sale of securities for the PWP Managed Assets, PWP shall arrange for the transmission to the Custodian on a daily basis such confirmations, trade tickets and other documents as may be reasonably necessary to enable them to perform their administrative responsibilities with respect to the Funds. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, PWP shall communicate such trades in a manner consistent with the parameters set forth and agreed upon by the Custodian. With respect to the PWP Managed Assets, PWP will be responsible for providing portfolio trades to the Funds’ accounting agent for inclusion in the daily calculation of the Funds’ net asset value (“NAV”) in a manner and in accordance with such time requirements as Advisor and PWP shall agree. In the event that, due to the omission or error of PWP, trade data is not delivered by PWP in accordance with such requirements or the trade information so delivered is erroneous, and such failure causes an error for any Fund, PWP shall reimburse that Fund for any losses caused by PWP pursuant to Advisor’s NAV Error Policy or Advisor’s Trade Error Correction Policy, as appropriate.

(i)    To the extent PWP or its affiliates may act as investment manager, investment adviser, sponsor, director or general partner for other customers or accounts (“Other Accounts”), the parties understand that any advice and actions with respect to any of such Other Accounts may differ from the advice given, or the timing or nature of action taken, with respect to the Funds, subject to applicable law. The parties further understand that PWP or its affiliates may engage in transactions or cause or advise Other Accounts to engage in transactions that may differ from or be identical to the transactions engaged in by PWP for the Funds.

6.    COMPLIANCE PROGRAM OF SUBADVISOR. PWP hereby represents and warrants that:

(a)    in accordance with Rule 206(4)-7 under the Advisers Act, it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by PWP and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)    in connection with the Subadvisory Services, it has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1) by the Funds and PWP to the extent required by Rule 38a-1 (such policies and procedures referred to in this Paragraph 6(b), along with the policies and procedures referred to in Paragraph 6(a), are referred to herein as PWP’s “Compliance Program”).

7.    REPORTING AND COMPLIANCE MATTERS.

(a)    PWP shall promptly provide the Funds’ Chief Compliance Officer (“CCO”) and Advisor’s CCO the following documents:

(i)
unless explicitly prohibited by the SEC, copies of all SEC examination correspondence relating to the Subadvisory Services or to PWP’s “outsourced chief investment officer” business (“OCIO Business”), including correspondence regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues or matters relating to any aspect of PWP’s OCIO Business (such correspondences are commonly referred to as “deficiency letters”), and PWP’s responses thereto;

(ii)
a report of any material violations of PWP’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the Investment Company Act) that have occurred with respect to PWP’s Compliance Program;

(iii)	a report describing any material changes to the policies and procedures that comprise PWP’s Compliance Program and relate to the Subadvisory Services;

(iv)
a copy (or summary thereof) of PWP’s CCO report (or similar document(s) which serve the same purpose) regarding his or her annual review of PWP’s Compliance Program as it relates to PWP’s OCIO Business, as required by Rule 206(4)-7 under the Advisers Act;

(v)
an annual (or more frequently as the Funds’ CCO and Advisor’s CCO may reasonably request) representation regarding PWP’s compliance with Sections 6 and 7 of this Agreement, in such form as shall be agreed by PWP and Advisor; and

(iv)	any other documentation reasonably requested by the Funds’ CCO or Advisor’s CCO to evaluate the adequacy of PWP’s Compliance Program.

(b)    PWP shall assist, as reasonably requested by Advisor, in determining that the Other Subadvisors are operating in compliance with applicable laws, policies, procedures, guidelines and instructions.

(c)    PWP also shall provide the Funds’ CCO and Advisor’s CCO or their designees with reasonable access, during normal business hours, to its personnel and records kept pursuant to this Agreement, as may reasonably be necessary for each CCO to conduct pre-arranged on-site compliance-related due diligence meetings with personnel of PWP.

(d)    PWP agrees that it shall promptly notify Advisor and Issuer upon having a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

(e)    PWP shall (i) assist Advisor in the timely preparation of disclosures regarding factors that have affected each Fund’s performance, including the relevant market conditions and the investment strategies and techniques used by PWP and the Other Subadvisors, as reasonably requested by Advisor; and (ii) review, with respect to disclosures provided pursuant to section (i) above, draft reports to shareholders and other documents provided or available to PWP and provide comments thereon promptly. In addition, PWP and each officer and/or portfolio manager thereof designated by Advisor promptly will provide such certifications or sub-certifications as Advisor may reasonably request in order to support and facilitate certifications required to be provided by the Funds’ Principal Executive Officer and Principal Financial Officer under Sections 302 and 906 of the Sarbanes Oxley Act of 2002, Rule 30a-2(a) under the Investment Company Act, or as otherwise reasonably required by Advisor.

8.    CONFIDENTIALITY. The parties to this Agreement agree that each shall treat as confidential in accordance with its policies and procedures to protect similar confidential information, and with applicable law, all information provided by a party to the others regarding such party’s business and operations, including without limitation the investment activities, holdings, or identities of shareholders of the Funds, and that it uses commercially reasonable tools and policies to prevent the loss of or alteration to any such confidential information. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this paragraph. The foregoing also shall not apply to any information which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, or which is required to be disclosed by judicial or administrative process or otherwise by applicable law or regulation; provided, however, that the disclosing party shall to the extent reasonably practicable provide reasonable notice to the other parties hereto prior to any such disclosure.

9.    COMPENSATION.

(a)    In consideration of the Subadvisory Services rendered pursuant to this Agreement, Advisor will pay PWP a management fee with respect to each of the Funds. Such fees shall be payable quarterly in arrears on or before the 30th calendar day following the end of each applicable quarter. The fee payable with respect to each Fund each month shall equal the sum of the product of the “Applicable Fee” for that Fund as set forth on Exhibit A attached hereto, times the net assets of such Fund on that day, and further dividing that product by 365 (366 for leap years), for each calendar day in such month. The Applicable Fee may be adjusted as set forth on Exhibit A.

(b)    In the event that, after the Effective Date (as defined below), the Board determines to issue any additional series of shares for which it is proposed that PWP provide the Subadvisory Services, and for which PWP desires to so serve, Advisor and PWP shall amend Exhibit A to this Agreement setting forth the name of the series, the Applicable Fee and such other terms and conditions as are applicable to the management of such series of shares. In such event, any reference to “Fund” or “Funds” herein shall be deemed to refer and apply to all of the funds listed on the amended Exhibit A hereto.

(c)    PWP shall have no right to obtain compensation directly from the Funds or Issuer for the Subadvisory Services and agrees to look solely to Advisor for payment of fees due. Upon termination of this Agreement with respect to any Fund before the end of a month, or in the event this Agreement becomes effective with respect to any Fund other than as of the beginning of a month, the fee payable with respect to such Fund for that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the relevant date as stated in Section 9(a).

10.    EXPENSES. Advisor, Issuer, and the Funds shall assume and pay their respective organizational, operational and business expenses not specifically assumed or agreed to be paid by PWP pursuant to this Agreement. PWP shall pay its own organizational, operational and business expenses but shall not be obligated to pay any expenses of Advisor, Issuer, or the Funds, including, without limitation: (a) brokerage fees or commissions in connection with the execution of securities transactions, (b) taxes and interest payable by the Funds; and (c) custodian fees and expenses, so long as the latter are usual and not excessive as reasonably determined by Advisor.

11.    TERM AND TERMINATION OF AGREEMENT.

(a)    This Agreement shall become effective as of the date first set forth above (the “Effective Date”) and shall continue in effect for a period of two years from the Effective Date, unless sooner terminated as hereinafter provided, and shall continue in effect from year to year thereafter so long as such continuance is specifically approved at least annually (i) by either the Board or by the vote of a majority of the outstanding voting securities of each Fund, and (ii) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons (as defined in the Investment Company Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to the date on which it would otherwise terminate in each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

(b)    This Agreement may be terminated, or terminated with respect to any Fund, without penalty on 60 days’ written notice to PWP (i) by the Board, (ii) as to any Fund, by vote of holders of a majority of any Fund’s outstanding voting securities, or (iii) by Advisor, or on 180 days’ written notice to Advisor and Issuer by PWP, and will terminate automatically upon any termination of the investment management agreement between Issuer and Advisor. This Agreement will terminate automatically in the event of its assignment. The term “assignment” for this purpose has the meaning defined in Section 2(a)(4) of the Investment Company Act and the rules thereunder, subject to any applicable exemptive order(s) or other exceptions as may be granted by the SEC under the Investment Company Act. PWP agrees to notify Advisor of any circumstances of which it becomes aware that might result in this Agreement being deemed to be assigned.

12.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a)    Advisor and PWP each represents that it is registered as an investment advisor under the Advisers Act, that it will use its reasonable best efforts to maintain such registration, and that it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated. Advisor and PWP each further represents that it is registered under the laws of all jurisdictions in which the conduct of its business hereunder requires such registration.

(b)    Advisor represents and warrants that (i) it has duly entered into the Management Agreement with the Issuer pursuant to which the Issuer authorized Advisor to serve as investment adviser of each of the Funds and to delegate certain of its duties under the Management Agreement to other investment advisors, including without limitation, the appointment of subadvisors with respect to assets of each Fund, (ii) the appointment of PWP has been duly authorized; (iii) it has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause it to be in violation of its Articles of Incorporation, Bylaws, or any material laws; and (iv) it has received a copy of Part 2A of PWP’s Form ADV no less than 48 hours prior to entering into this Agreement; (v) it has all governmental, regulatory, self-regulatory, and exchange transfers, registrations, memberships, and approvals required to provide the Subadvisory Services and it will maintain such licenses, registrations, memberships and approvals for the term of this Agreement; and (vi) this Agreement has been duly approved by the Board in accordance with the requirements of Section 15 of the Investment Company Act.

(c)    PWP represents and warrants that (i) its service as subadvisor hereunder has been duly authorized; (ii) it has full power and authority to execute and deliver this Agreement and to perform the Subadvisory Services, and such execution, delivery and performance will not cause it to be in violation of its organizational documents, its Bylaws or material laws; (iii) it has all governmental, regulatory, self-regulatory, and exchange transfers, registrations, memberships, and approvals required to provide the Subadvisory Services and it will maintain such licenses, registrations, memberships and approvals for the term of this Agreement; (iv) it will at all times in the performance of its duties hereunder act in conformity and comply in all material respects with, the provisions of the Funds’ Registration Statement, the IPS, the Investment Company Act, the Advisers Act, the Code and all other applicable federal and state laws and regulations, as the same may be amended from time to time; and (v) it has all controls necessary to perform its obligations under and comply with the representations and warranties it made in this Agreement.

(d)    PWP covenants and agrees that during the term of this Agreement it will maintain at its own expense an errors and omissions insurance policy in an amount not less than $10 million and commercial general liability coverage in a commercially reasonable amount.

(e)    PWP has adopted a written code of ethics complying with the requirements of Rule 17j-l under the Investment Company Act and has provided Advisor with a copy of the code of ethics. Within 30 days of the end of each calendar quarter that this Agreement is in effect, a duly authorized officer of PWP shall certify to Advisor that PWP, including its personnel, has complied with the requirements of Rule 17j-l during such quarter and that there has been no material violation of PWP’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. PWP will report quarterly, in reasonable detail, any material violations of law or PWP’s code of ethics related to the Fund and the action taken in response to such violations.

(f)    PWP shall promptly notify Advisor of any changes in its personnel who serve as portfolio managers for any Fund.

(g)    PWP covenants and agrees that the information provided by PWP to Advisor in writing shall be true and complete in all material respects and shall not, to the knowledge of PWP, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

(h)    If, at any time during the term of this Agreement, either of Advisor or PWP discovers any fact or omission, or any event or change of circumstances has occurred which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, it will provide prompt written notification to the other party of such fact, omission, event or change of circumstance, and the facts related thereto.

(i)    To the best of PWP’s knowledge, there are no pending, threatened, or contemplated actions, suits, proceedings, or investigations before any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange or arbitration panel regarding any of its or their activities, which, individually or in the aggregate, might reasonably be expected to result in a material adverse effect on a Fund, a material adverse change of PWP’s financial or business prospects, or which might reasonably be expected to materially impair PWP’s ability to discharge its obligations under this Agreement.

(j)    To the best of Advisor’s knowledge, there are no pending, threatened, or contemplated actions, suits, proceedings, or investigations before any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party, or to which it or its affiliates or any of its affiliates’ assets are subject nor has it or its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange or arbitration panel regarding any of its or their activities, which, individually or in the aggregate, might reasonably be expected to result in a material adverse effect on a Fund, a material adverse change of Advisor’s financial or business prospects, or which might reasonably be expected to materially impair Advisor’s ability to discharge its obligations under this Agreement.

(k)    Advisor shall promptly notify PWP in writing if any annual renewal of this Agreement with respect to Issuer or any Fund is not approved in the manner required by Section 15 of the Investment Company Act or is not approved on a timely basis.

13.    INDEMNIFICATION.

(a)    PWP will indemnify Advisor, the Funds, their affiliates and their respective employees, officers and directors from and against all claims, costs, loss, liability, judgment, fine, settlement, damage or expense (including reasonable third party legal fees and expenses) (collectively, “Losses”) arising out of this Agreement to the extent such Losses arise out of: (i) PWP’s gross negligence, bad faith, willful misfeasance or fraud; or (ii) PWP’s breach of this Agreement.

(b)    Advisor will indemnify PWP, its affiliates, their respective employees, officers and directors from and against all Losses arising out of this Agreement, except to the extent such claims arise out of: (i) PWP’s gross negligence, bad faith, willful misfeasance or fraud; or (ii) PWP’s breach of this Agreement.

14.    AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any material amendment shall be approved in accordance with the provisions of Section 15 of the Investment Company Act.

15.    ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto which shall be deemed a part hereof, constitutes the entire agreement between the parties hereto on the subject matter described herein.

16.    RELATIONSHIP OF PARTIES; GOVERNING LAW.

(a)     In the performance of its duties hereunder, PWP is and shall be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent Issuer or Advisor in any way, or otherwise be deemed to be an agent of Issuer or Advisor.

(b)    Issuer is expressly made a third party beneficiary of this Agreement with rights with respect to the Fund to the same extent as if it had been a party hereto.

(c)    This Agreement shall be construed in accordance with the laws of the State of Delaware and the provisions of the Investment Company Act and the rules thereunder. To the extent the laws of the State of Delaware, or any of the provisions herein, conflict with any provision of the Investment Company Act or the rules thereunder, the latter shall control.

17.    SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or similar authority, the remainder of this Agreement shall not be affected thereby.

18.    NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopy, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To PWP:        Perella Weinberg Partners Capital Management LP
767 Fifth Avenue
New York, NY 10153
Attn: General Counsel
Fax: (646) 216-4159
Email: compliance@pwpartners.com

To Advisor:        American Century Investment Management, Inc.
4500 Main Street
Kansas City, MO 64111
Attn: Legal Department
Fax: (816) 340-4964
Email: Janet_Nash@americancentury.com

Any notice, demand or other communication given in a manner prescribed in this Section shall be deemed to have been delivered on receipt.

19.    DISCLOSURE. Neither party shall, without the prior written consent of the other party, make representations regarding or reference the other party or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials; provided, however, no party need review or consent to any reference to its name only or any language that it has previously approved or that is substantially similar to language it has previously approved for use in another document.

20.    LIABILITY OF SUBADVISOR.

(a)    Neither PWP nor any officer, director, partner, agent, employee or controlling person of PWP (“PWP Parties”) shall be liable for any loss due solely to a mistake of investment judgment, but shall be liable for any loss which is incurred by reason of an act or omission of itself or any PWP Parties if such act or omission involves willful misfeasance, bad faith, gross negligence or reckless disregard, or breach of its duties or obligations hereunder, whether express or implied. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

(b)    PWP shall not be liable for any failure, delay or interruption in the performance of its obligations hereunder if such failure, delay or interruption results from the occurrence of any acts, events or circumstances beyond PWP’s reasonable foreseeability or control, and PWP shall have no responsibility of any kind for any loss or damage thereby incurred or suffered by Advisor or any of the Funds. In such case, the terms of this Agreement shall continue in full force and effect and PWP’s obligations shall be performed or carried out as soon as legally and practicably possible after the cessation of such acts, events or circumstances.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first written above.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By: /s/ Otis H. Cowan
Name: Otis H. Cowan
Title: Vice President

PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP

By: /s/ Aaron Hood
Name: Aaron Hood
Title: Chief Financial Officer

EXHIBIT A

FUNDS AND APPLICABLE FEES

Fund                                    Applicable Fee

AC Alternatives Equity Fund                            0.55%
AC Alternatives Income Fund                        0.525%
AC Alternatives Multi-Strategy Fund                        0.55%

Review of Applicable Fee

PWP and Advisor agree that they will review the Applicable Fee Rate annually.  Such review will involve the evaluation of the fees and expenses of the network of Other Subadvisors, including, but not limited to, the actual or anticipated impact of (1) any changes to the fee rates for existing Other Subadvisors, and (2) the addition of any Other Subadvisor whose fee rate is higher or lower than the fee rate for the firm(s) it replaces.  As a result of such review, PWP and Advisor will consider whether any adjustments should be made to the Applicable Fee Rate.  The parties acknowledge that the Applicable Fee Rate could go up or down based on this review.

PWP acknowledges that Advisor has an established pricing philosophy for new product launches that has been agreed with the Board. Under this philosophy, Advisor establishes an initial market entry price based on each fund’s peer universe as a fixed unified fee. Generally, Advisor and the Board agree to fee schedules that do not have breakpoints at the launch of any new fund. As part of the annual fee renewal process, the independent Directors review and approve each fund’s advisory contract, including the advisory fee. If that process results in a fee adjustment for any Fund, either contractually or through a voluntary waiver, Advisor will make that adjustment on a prospective basis (through breakpoints or a change in the overall fee of a Fund). PWP further acknowledges and agrees that in that situation, there would be an adjustment to the Applicable Fee for any Fund so affected.